EXHIBIT 99.1

Walker & Dunlop Reports

First Quarter 2013 Results

FIRST QUARTER 2013 HIGHLIGHTS

•                  Origination volume of $1.7 billion, up 157% over first quarter 2012

•                  Total revenues of $69.2 million, up 101% over first quarter 2012

•                  Adjusted net income of $8.5 million, or $0.25 per diluted share, up 46% over first quarter 2012

•                  GAAP net income of $7.7 million, or $0.23 per diluted share, up 32% over first quarter 2012

•                  Servicing fees of $21.1 million, up 125% over first quarter 2012

•                  Servicing portfolio of $36.8 billion at March 31, 2013, up 118% over March 31, 2012

Bethesda, MD — May 8, 2013 — Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today first quarter 2013 revenues of $69.2 million, a 101% increase from $34.4 million in first quarter 2012.  Revenue growth was driven by a 157% increase in loan origination volume and a 118% increase in the servicing portfolio.  Adjusted net income for the first quarter 2013, which excludes selected expenses relating to the acquisition of CWCapital(1), increased 46% to $8.5 million, or $0.25 per diluted share, from $5.8 million, or $0.27 per diluted share, for the first quarter 2012.  GAAP net income for the first quarter 2013 increased 32% from the first quarter 2012 to $7.7 million, or $0.23 per diluted share.

“Walker & Dunlop’s year-on-year growth continued at triple digit levels during the first quarter thanks to our fantastic origination team and the continued strength of the commercial real estate financing markets,” stated Willy Walker, Walker & Dunlop’s Chairman and Chief Executive Officer. “$1.73 billion of loan originations resulted in total first quarter revenues doubling from $34.4 million in 2012 to $69.2 million in 2013.  Our industry grew loan originations 9% during the first quarter while Walker & Dunlop increased originations 157% due to our acquisition of CWCapital and strong organic origination growth.”

“We look on to the rest of 2013 with a great deal of excitement.  The first quarter included the Federal Housing Finance Administration announcing a 10% volume reduction in multifamily lending at Fannie and Freddie and HUD being halted from issuing new loan commitments in March due to the budget debate.  All three organizations effectively managed through these challenges and are back deploying capital as usual.  With $30 billion from Fannie, $26 billion from Freddie, and $12.5 billion from HUD to lend in 2013, there should be no shortage of capital for good multifamily deals. We are establishing second quarter origination guidance of $2.3 billion to $3.0 billion and are reiterating our full year loan origination guidance of $10 billion to $12 billion,” continued Walker.

“CMBS, Life Companies, and Banks are all competing vigorously for commercial real estate loans.  Our Capital Markets business is benefiting from this capital supply, and Walker & Dunlop is very focused on creating our own proprietary capital sources to meet our clients’ needs for different types of financing solutions.  Finally, we made continued progress on fully integrating CWCapital and are very pleased with the people, culture, and clients that are now part of Walker & Dunlop.”

OPERATING RESULTS

LOAN ORIGINATIONS were $1.7 billion for the first quarter 2013 compared to $674.5 million for the first quarter 2012, a 157% increase.

TOTAL REVENUES were $69.2 million for the first quarter 2013 compared to $34.4 million for the first quarter 2012, a 101% increase, driven by increased loan origination volume and growth in the servicing portfolio.  OTHER REVENUES decreased 32% from the first quarter 2012 due to the inclusion of a $2.5 million benefit from the amendment of a fee arrangement between the Company and a lending partner in first quarter of 2012.  There were no similar transactions in the first quarter 2013.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the first quarter 2013 were $42.9 million, compared to $19.8 million in the first quarter 2012, a 117% increase.  LOAN ORIGINATION FEES were $22.3 million for the first quarter 2013 compared to $10.3 million for the first quarter 2012, a 117% increase.  GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $20.7 million in the first quarter 2013 compared to $9.5 million in the first quarter 2012, a 117% increase.

TOTAL EXPENSES were $56.9 million for the first quarter 2013 compared to $24.9 million for the first quarter 2012, an increase of 129%.  Expenses increased due to growth in loan origination volumes that resulted in increased variable compensation costs, increased fixed compensation costs from the Company’s continued investments in the origination platform, and overall expense growth from running the newly-scaled business following the addition of 14 new offices and 254 full-time employees since March 31, 2012.  Personnel expense, our largest expense item, was 41% of total revenues for the first quarter 2013 compared to 34% for the first quarter 2012. In addition, amortization and depreciation costs also increased significantly due to the growth of the servicing portfolio, MSR write-offs due to loan prepayments, and continued amortization of the pipeline intangible asset acquired from CWCapital.

ADJUSTED INCOME FROM OPERATIONS was $13.6 million for the first quarter 2013, an increase of 43% over the first quarter 2012, resulting in a 20% ADJUSTED OPERATING MARGIN compared to 28% for the same period last year.  INCOME FROM OPERATIONS was $12.3 million for the first quarter 2013, an increase of 30% over the first quarter 2012, resulting in an OPERATING MARGIN of 18% compared to 28% for the same period last year.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $36.8 billion at March 31, 2013, a 118% increase from $16.9 billion at March 31, 2012.

SERVICING FEES were $21.1 million for the first quarter 2013 compared to $9.4 million for the first quarter 2012, a 125% increase.

The WEIGHTED AVERAGE SERVICING FEE was 24 basis points at March 31, 2013 compared to 23 basis points at March 31, 2012.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $14.0 billion at March 31, 2013 compared to $7.9 billion at March 31, 2012.  The 77% increase is primarily due to the addition of the CWCapital portfolio.

The Company’s at risk portfolio continues to demonstrate strong credit performance, as exemplified by the following credit metrics:

No at risk loans were 60+ DAYS DELINQUENT at March 31, 2013 compared to $6.3 million, or eight basis points of the at risk servicing portfolio, at March 31, 2012.

PROVISION FOR RISK-SHARING OBLIGATIONS was $0.4 million, or less than one basis point of the at risk servicing portfolio at March 31, 2013 compared to $1.2 million, or two basis points of the at risk portfolio at March 31, 2012, a 67% decrease.

NET WRITE-OFFS for the first quarter 2013 were zero compared to $1.6 million or two basis points for the first quarter of the prior year.  Write-offs represent the cash settlement of provisions for risk-sharing obligations recognized in prior periods.

(1) Selected expenses include amortization of customer contracts acquired from CWCapital.  For details of these selected expenses, and a reconciliation of adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations, and adjusted operating margin, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP” and “Non-GAAP Financial Measures”.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, May 8, 2013 at 8:30 a.m. Eastern time.  Analysts and investors interested in participating are invited to call (866) 952-1906 from within the United States or (785) 424-1825 from outside the United States and are asked to reference the Conference ID: WDQ113.  A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com.  Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time May 8, 2013 through May 22, 2013.  Please call (800) 839-1180 from the United States or (402) 220-0400 from outside the United States.  An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending.  As a Fannie Mae DUS®, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups are focused on lending to property owners, investors, and developers of multifamily properties across the country.  The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States, securing capital from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies.  The Proprietary Capital group develops new financial products and provides institutional advisory, asset management, and investment management services with respect to debt, structured debt and equity, including interim financing.  Walker & Dunlop, LLC has over 450 employees located in 20 offices nationwide.  More information about the Company can be found at www.walkerdunlop.com.

Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company presents the following non-GAAP financial measures, each of which excludes selected expenses related to the CWCapital acquisition: adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations and adjusted operating margin.

These supplemental measures exclude acquisition and integration costs specifically related to the CWCapital acquisition, and amortization of customer contracts and other intangible assets acquired from CWCapital.  We believe that these non-GAAP measures facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such costs are not, in our view, related to the Company’s ongoing operational performance.  We use these non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                 the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                 the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•                 a better understanding of how management plans and measures the Company’s underlying business.

These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies.  We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

For more information on these non-GAAP financial measures, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters.  You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results.  Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.  For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2013 and December 31, 2012

(In thousands, except share and per share data)

	March 31,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$65,405	$65,027
Restricted cash	7,750	7,130
Pledged securities, at fair value	34,581	33,481
Loans held for sale, at fair value	479,779	1,101,561
Loans held for investment	9,487	9,468
Servicing fees and other receivables, net	29,416	40,933
Derivative assets	8,306	21,258
Mortgage servicing rights	336,397	315,524
Goodwill	59,969	59,735
Intangible assets	3,348	4,644
Other assets	25,117	29,872
Total assets	$1,059,555	$1,688,633

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable and other accrued expenses	$36,346	$66,763
Performance deposits from borrowers	6,694	9,503
Derivative liabilities	3,936	867
Guaranty obligation, net of accumulated amortization	22,352	21,155
Allowance for risk-sharing obligations	16,071	15,670
Deferred tax liability	56,035	56,035
Warehouse notes payable	476,221	1,084,539
Notes payable	78,850	80,925
Total liabilities	$696,505	$1,335,457

Stockholders’ Equity
Stockholders’ equity:
Preferred shares, Authorized 50,000,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 33,613,832 shares in 2013 and 33,657,730 shares in 2012.	336	336
Additional paid-in capital	238,971	236,823
Retained earnings	123,743	116,017
Total stockholders’ equity	$363,050	$353,176
Commitments and contingencies
Total liabilities and stockholders’ equity	$1,059,555	$1,688,633

Walker & Dunlop, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share and per share data)

	For the three months ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Revenues
Gains from mortgage banking activities	$42,931	$19,802
Servicing fees	21,141	9,379
Net warehouse interest income	1,623	937
Escrow earnings and other interest income	942	539
Other	2,548	3,745
Total revenues	$69,185	$34,402

Expenses
Personnel	$28,283	$11,641
Amortization and depreciation	17,256	7,241
Amortization of intangible assets	1,296	18
Provision for risk-sharing obligations	401	1,224
Interest expense on corporate debt	968	168
Other operating expenses	8,651	4,616
Total expenses	$56,855	$24,908
Income from operations	$12,330	$9,494
Income tax expense	4,604	3,655
Net income	$7,726	$5,839

Basic earnings per share	$0.23	$0.27
Diluted earnings per share	$0.23	$0.27

Basic weighted average shares outstanding	33,570,130	21,750,573
Diluted weighted average shares outstanding	34,156,760	21,848,280

OPERATING DATA

(dollars in thousands)

	For the three months ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Origination Data:
Origination Volumes by Investor
Fannie Mae	$762,973	$267,901
Freddie Mac	514,595	84,517
Ginnie Mae - HUD	147,433	112,603
Other (1)	306,351	209,435
Total	$1,731,352	$674,456

Key Metrics (as a percentage of total revenues):
Personnel expenses	41%	34%
Other operating expenses	13%	13%
Total expenses	82%	72%
Adjusted total expenses (2)	80%	72%
Operating margin	18%	28%
Adjusted operating margin (2)	20%	28%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.29%	1.52%
Fair value of MSRs created, net	1.19%	1.41%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (3)	1.45%	2.05%

	As of March 31
	2013	2012
Servicing Portfolio by Type:
Fannie Mae	$19,259,656	$10,277,105
Freddie Mac	9,602,557	3,200,241
Ginnie Mae - HUD	4,630,452	1,478,202
Other (1)	3,267,855	1,895,397
Total	$36,760,520	$16,850,945

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.24%	0.23%

(1) CMBS, life insurance companies and commercial banks

(2) This is a non-GAAP financial measure

(3) The fair value of the expected net future cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of GSE and HUD volume reflects revenue recognized, as a percentage of loan origination volume, on those loans which the Company will record an MSR upon sale of the loan.  No MSRs are recorded for “Other” originations or interim loan originations.

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP

	For the three months ended March 31,
(in thousands, except per share amounts)	2013	2012
	(unaudited)	(unaudited)

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
GAAP net income	$7,726	$5,839
Shares (1)	34,157	21,848
GAAP diluted earnings per share	$0.23	$0.27

GAAP net income	$7,726	$5,839
Adjustments:
Amortization of intangibles	1,278	—
Income tax impact of adjustments	(497)	—
Adjusted net income	$8,507	$5,839
Shares (1)	34,157	21,848
Adjusted diluted earnings per share	$0.25	$0.27

Reconciliation of GAAP Income from Operations and GAAP Operating Margin to Adjusted Income from Operations and Adjusted Operating Margin
GAAP income from operations	$12,330	$9,494
Total revenues	69,185	34,402
GAAP operating margin	18%	28%

GAAP income from operations	$12,330	$9,494
Adjustments:
Amortization of intangibles	1,278	—
Adjusted income from operations	$13,608	$9,494
Total revenues	69,185	34,402
Adjusted operating margin	20%	28%

Reconciliation of GAAP Total Expenses to Adjusted Total Expenses
GAAP total expenses	$56,855	$24,908
Adjustments:
Amortization of intangibles	1,278	—
Adjusted total expenses	$55,577	$24,908

(1): Diluted weighted average shares outstanding.

KEY CREDIT METRICS

(dollars in thousands)

	As of and for the three months ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Key Credit Metrics
Fannie Mae servicing portfolio:
Fannie Mae Full Risk	$12,192,313	$7,003,631
Fannie Mae Modified Risk	3,879,856	2,151,373
Fannie Mae No Risk	3,187,487	1,122,101
Total Fannie Mae	$19,259,656	$10,277,105
Freddie Mac servicing portfolio:
Freddie Mac Modified Risk	$68,906	$—
Freddie Mac No Risk	9,533,651	3,200,241
Total Freddie Mac	$9,602,557	$3,200,241
GNMA/HUD servicing portfolio:
GNMA/HUD Full Risk	$4,958	$—
GNMA/HUD No Risk	4,625,494	1,478,202
Total GNMA/HUD	$4,630,452	$1,478,202

Interim loans (full risk) servicing portfolio	$9,500	$—

Capital markets servicing portfolio	$3,258,355	$1,895,397

Total servicing portfolio unpaid principal balance	$36,760,520	$16,850,945

Fannie Mae at risk servicing portfolio (1)	$14,025,469	$7,916,564
60+ Day delinquencies, within at risk portfolio	—	6,308
At risk loan balances associated with allowance for risk-sharing obligations	$134,376	$141,646

Allowance for risk-sharing obligations:
Beginning balance	$15,670	$14,917
Provision for risk-sharing obligations	401	1,224
Net write-offs	—	(1,619)
Ending balance	$16,071	$14,522

60+ Day delinquencies as a percentage of the at risk portfolio	0.00%	0.08%
Provision for risk-sharing as a percentage of the at risk portfolio	0.00%	0.02%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.11%	0.18%
Net write-offs as a percentage of the at risk portfolio	0.00%	0.02%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	11.96%	10.25%

(1) At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial number of Freddie Mac and GNMA/HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations.